Filed Pursuant to Rule 424(b)(3)
File Number 333-139880

PROSPECTUS SUPPLEMENT NO. 7

Prospectus Supplement dated April 4, 2007
to Prospectus Declared Effective on January 24, 2007
(Registration No. 333-139880)
As Supplemented by that Prospectus Supplement No. 1 dated January 31, 2007, that Prospectus No. 2 dated February 12, 2007
that Prospectus Supplement No. 3 dated February 20, 2007,
that Prospectus Supplement No. 4 dated February 26, 2007,
that Prospectus Supplement No. 5 dated March 1, 2007,
and that Prospectus Supplement No. 6 dated March 5, 2007.

AURIGA LABORATORIES, INC.

This Prospectus Supplement No. 7 supplements our Prospectus dated January 24, 2007, the Prospectus Supplement No. 1 dated January 31, 2007, the Prospectus Supplement No. 2 dated February 12, 2007, the Prospectus Supplement No. 3 dated February 20, 2007, the Prospectus Supplement No. 4 dated February 26, 2007, the Prospectus Supplement No. 5 dated March 1, 2007 and the Prospectus Supplement No. 6 dated March 5, 2007.

The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 7 together with the Prospectus and each prior Prospectus Supplement referenced above.

This Prospectus Supplement No. 7 includes the attached Current Report on Form 8-K of Auriga Laboratories, Inc. filed on April 4, 2007 with the Securities and Exchange Commission.

Our common stock is traded on the Over-the-Counter Bulletin Board under the trading symbol “ARGA.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is April 4, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

_________________

FORM 8-K

_________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

April 2, 2007

_________________

AURIGA LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26013	84-1334687
(State of incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)
2029 Century Park East, Suite 1130
Los Angeles, California	90067
(Address of principal executive offices)	(Zip Code)

(678) 282-1600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2—FINANCIAL INFORMATION

Item 2.02. Results of Operations and Financial Condition.

        On April 2, 2007, Auriga Laboratories, Inc. (the “Company”) issued a press release announcing certain financial information regarding its first quarter ended March 31, 2007. A copy of that press release is furnished as an exhibit to this report as Exhibit 99.1 and is incorporated herein by reference. A press release announcing the Company’s conference call to discuss the first quarter earnings is also attached to this report as Exhibit 99.2 and is incorporated herein by reference.

        The information in this Current Report on Form 8-K, including Exhibits 99.1 and 99.2 attached hereto, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liability under such section, nor shall it be deemed incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing. The Company has posted a copy of this Current Report on Form 8-K on its website at www.aurigalabs.com.

SECTION 7—REGULATION FD

Item 7.01. Regulation FD Disclosure.

        The information included under Item 2.02 above is incorporated herein by reference.

SECTION 9—FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01. Financial Statements and Exhibits.

    (d)        Exhibits. The following exhibits are filed herewith:

Exhibit Number	Document

99.1	Press Release of Auriga Laboratories, Inc. dated April 2, 2007.

99.2	Press Release of Auriga Laboratories, Inc. dated April 2, 2007.

2

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AURIGA LABORATORIES, INC.

Date: April 3, 2007	By: /s/ Charles R. Bearchell
Charles R. Bearchell
Chief Financial Officer

3

Exhibit 99.1

Auriga Laboratories Expects Q1 2007 Gross Revenue to
Exceed a Record $8 million

LOS ANGELES, Calif. — April 2, 2007 — Auriga Laboratories, Inc. (OTCBB: ARGA), a specialty pharmaceutical company with products for the treatment of xerostomia, dermatological conditions, and acute respiratory diseases, estimates gross revenues will exceed a record $8 million for the three months ended March 31, 2007, as compared to $6.2 million in gross revenue it had anticipated. The company also expects to report positive cash flow.

“These results exceeded our expectations,” said Philip S. Pesin, Auriga’s founder, Chairman and CEO, “and has put us well on course to meeting our growth objectives for 2007. We look forward to presenting the full results during our first quarterly earnings call on April 16.”

Earlier today in a separate announcement the company said it will release full results for the first quarter on the morning of April 16, 2007, and host a conference call for investors and analysts. For more information about the call, please visit the company’s investor section at www.aurigalabs.com.

Auriga recently reported that according to independently generated IMS data, the combined number of prescriptions filled as a company reached a record 26,004 in January 2007, which represents an increase of 324% from 6,141 in January 2006. The company also recently reported its sales force now exceeds 200 associates nationwide, doubling from the number reported mid-January. It also introduced two new product lines in the first quarter: Aquoral™, for the treatment of Xerostomia or “dry mouth, and the Zinx™ line of cold remedy products.

About Auriga Laboratories™
Auriga Laboratories is a specialty pharmaceutical company building an industry changing commission based-sales model. The company’s high-growth business model combines driving revenues through a variable cost commission-based sales structure, acquisition of proven brand names, introduction of new brands, and a strategic development pipeline, all of which is designed to enhance its growing direct relationships with physicians nationwide. Auriga’s exclusive prescription and over-the-counter product portfolio includes Aquoral™ for the treatment of xerostomia, Akurza™ and Xyralid™ dermatology products, and the Zinx™, Extendryl®, and Levall® families of products for relief of symptoms associated with a range of acute respiratory diseases. For more information, visit: www.aurigalabs.com.

Forward-Looking Statements
The information contained herein includes forward-looking statements. These statements relate to future events or to the company’s future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the company’s control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to its operations, results of operations, growth strategy and liquidity. The company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Important factors that could cause actual results to differ materially from the company’s expectations include, but are not limited to, those factors that are disclosed under the heading “Risk Factors” and elsewhere in documents filed by the company from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding the company’s ability to increase its sales force and the success of such sales force in selling its products in light of competitive and other factors, the regulatory status and/or regulatory compliance of its products, the company’s ability to secure additional financing, its ability to sustain market acceptance for its products, its dependence on collaborators, the company’s ability to find and execute strategic transactions, its potential exposure to litigation, the company’s exposure to product liability claims, and the company’s prices, future revenues and income and cash flows and other statements that are not historical facts contain predictions, estimates and other forward-looking statements. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Important factors could cause actual results to differ materially from those included in the forward-looking statements.

Contact:

Auriga Laboratories, Inc.
Andrew D. Shales, Chief Operating Officer
Tel 678-282-1613
Fax 678-282-1683
ashales@aurigalabs.com

Investor Relations:
Liolios Group, Inc.
Ron Both or Geoffrey Plank
Tel 949-574-3860
ron@liolios.com

2

Exhibit 99.2

Auriga Laboratories First Quarter 2007 Financial Results
Conference Call

LOS ANGELES, Calif. — April 2, 2007 — Auriga Laboratories, Inc. (OTCBB: ARGA), a specialty pharmaceutical company with products for the treatment of xerostomia, dermatological conditions, and acute respiratory diseases will hold a conference call on Monday, April 16, 2007 to discuss its first quarter 2007 financial results for the period ended March 31, 2007. The results will be issued in a press release prior to the call on the same day.

Auriga’s Founder, Chairman and CEO Philip S. Pesin and CFO Charles R. Bearchell will host the presentation, which will be followed by a question and answer period.

Conference Date: Monday, April 16, 2007
Start Time: 10:00 AM Eastern (7:00 AM Pacific)
Dial-In Number: 1-800-936-9754
International: 1-973-935-2048
Conference ID#: 8607014

Internet Simulcast: http://viavid.net/dce.aspx?sid=00003D0D (Windows Media Player needed for simulcast)

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call, please contact the Liolios Group at 949-574-3860.

A replay of the conference call will be available starting at 1:00 PM Eastern and until midnight, April 30, 2007:

Toll-free replay number: 1-877-519-4471
International replay number: 1-973-341-3080
Replay Pin Number: 8607014

About Auriga Laboratories™
Auriga Laboratories is a specialty pharmaceutical company building an industry changing commission based-sales model. The company’s high-growth business model combines driving revenues through a variable cost commission-based sales structure, acquisition of proven brand names, introduction of new brands, and a strategic development pipeline, all of which is designed to enhance its growing direct relationships with physicians nationwide. Auriga’s exclusive prescription and over-the-counter product portfolio includes Aquoral™ for the treatment of xerostomia, Akurza™ and Xyralid™ dermatology products, and the Zinx™, Extendryl®, and Levall® families of products for relief of symptoms associated with a range of acute respiratory diseases. For more information, visit: www.aurigalabs.com.

Contact:
Auriga Laboratories, Inc.
Andrew D. Shales, Chief Operating Officer
Tel 678-282-1613
Fax 678-282-1683
ashales@aurigalabs.com

Investor Relations:
Liolios Group, Inc.
Ron Both or Geoffrey Plank
Tel 949-574-3860
ron@liolios.com